Exhibit 10.7
AGREEMENT OF PURCHASE
AND SALE
dated as of August 6, 2010
between
New Roc Hotels, LLC,
a New York limited liability company
as Seller
and
CHATHAM LODGING TRUST,
a Maryland real estate investment trust
as Purchaser
Residence Inn New Rochelle
New Rochelle, New York

Page No.
10.17 Waiver of Jury Trial	28
10.18 Title Company	28
10.19 Prevailing Party	29
10.20 No Recording	29
10.21 No Continued Marketing of the Hotel for Sale	29
LIST OF EXHIBITS

Exhibit A	–	Seller and Property
Exhibit B	–	Legal Description of Land
Exhibit C	–	Insurance Policies
Exhibit D	–	Operative Agreements
Exhibit E	–	Existing Warranties and Guaranties
Exhibit F	–	Form of Assignment and Assumption Agreement (Operative Agreements)
Exhibit G	–	Form of Bill of Sale (Inventory)
Exhibit H	–	Form of Bill of Sale (Personal Property)
Exhibit I	–	Form of Deed

AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), dated as of the 6th day of August, 2010, between NEW ROC HOTELS, LLC, a New York limited liability company (the “Seller”), and CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “Purchaser”), provides:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions.
     The following terms shall have the indicated meanings:
     “Act of Bankruptcy” means if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any limited liability company, trust or corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
     “Additional Deposit” has the meaning set forth in Section 2.2.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Air Rights Lease” means that certain Restated Agreement of Lease (Hotel), dated as of July 30, 1999, by and between City of New Rochelle, as lessor, and New Roc Hotels, LLC, as lessee, as the amended by that certain First Amendment to Restated Agreement of Lease (Hotel) dated January 21, 2004, and as further amended by that certain Second Amendment to Restated Agreement of Lease (Hotel) dated April 15, 2005.

     “Assignment and Assumption Agreement (Operative Agreements)” means the assignment and assumption agreement whereby the Seller assigns and the Purchaser’s Hotel Lessee assumes the Operative Agreements, in the form attached hereto as Exhibit F.
     “Assignment and Assumption of Air Rights Lease” means the assignment and assumption agreement whereby the Seller assigns and the Purchaser or the Purchaser’s Hotel Lessee assumes the Air Rights Lease, which assignment and assumption agreement shall be in form and substance reasonably acceptable to the Purchaser, the Seller and the lessor under the Air Rights Lease.
     “Assignment and Assumption of REA” means the assignment and assumption agreement whereby the Seller assigns and the Purchaser or the Purchaser’s Hotel Lessee assumes the REA, in form and substance reasonably acceptable to the Purchaser, the Seller and the counterparty under the REA.
     “Authorizations” means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.
     “Bill of Sale (Inventory)” means the bill of sale conveying title to the Inventory to the Purchaser’s Hotel Lessee, in the form attached hereto as Exhibit G.
     “Bill of Sale (Personal Property)” means the bill of sale conveying title to the Tangible Personal Property and the Intangible Personal Property, to the extent assignable, from the Seller to the Purchaser’s Hotel Lessee, in the form attached hereto as Exhibit H.
     “Closing” means a consummation of a purchase and sale of the Property pursuant to this Agreement.
     “Closing Date” means the date on which a Closing occurs, but in no event later than the dates identified in Section 6.1.
     “Commission” has the meaning set forth in Section 3.19.
     “Deed” means a bargain and sale deed with covenants against grantor’s acts conveying title to the Improvements from the Hotel Seller to the Purchaser, subject only to Permitted Title Exceptions, taxes not yet due and payable and matters identified by the Survey, in the form attached hereto as Exhibit I.
     “Deposit” has the meaning set forth in Section 2.2.
     “Executive Order” has the meaning set forth in Section 3.25.
     “FIRPTA Certificate” means the affidavit of the Seller, pursuant to Section 1445 of the Internal Revenue Code, certifying that the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as the Purchaser and the Seller shall mutually agree.

     “Financial Information” has the meaning set forth in Section 3.12.
     “Franchise Agreement” has the meaning set forth in Section 3.18.
     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     “Government List” has the meaning set forth in Section 3.25.
     “Hazardous Substances” has the meaning set forth in Section 3.17.
     “Hotel” means the hotel named on Exhibit A hereto and the related amenities and appurtenances thereto.
     “Improvements” means the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.
     “Initial Deposit” has the meaning set forth in Section 2.2.
     “Insurance Policies” means those certain policies of insurance described on Exhibit C attached hereto.
     “Intangible Personal Property” means all intangible personal property owned by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name associated with the Property and all variations thereof (subject to the terms of the Franchise Agreement) the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 6.5, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire, (b) the Seller’s cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.
     “Inventory” means all inventory located at the Hotel and owned by the Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.
     “Knowledge” shall mean the actual knowledge of Louis Cappelli after discussions with the manager of the Hotel, without any other duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.
     “Land” means the land legally described on Exhibit B attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.
     “Licensor” means the franchisor issuing the franchise license under the Franchise Agreement.
     “Management Agreement” means that certain Management Agreement by and between New Roc Hotels, LLC and Urgo Hotels, LP dated as of March 6, 2003 respecting the management of the Property.
     “Operative Agreements” means the service contracts, supply contracts, leases and other agreements in effect with respect to the ownership, operation, occupancy or maintenance of the Property identified on Exhibit D.
     “Owner’s Title Policy” means an owner’s policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser’s ownership of a leasehold interest in the Land and fee simple title to the Improvements (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure the Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner’s Title Policy shall be by metes and bounds and shall be identical to the description shown on the Survey.
     “Permitted Title Exceptions” means those exceptions to title to the Real Property that are satisfactory to the Purchaser as determined pursuant to Section 2.3.
     “PIP” has the meaning set forth in Section 5.18.
     “Property” means, collectively, the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.
     “Purchase Price” means Twenty-One Million and No/Dollars ($21,000,000.00).
     “Purchaser” has the meaning set forth in the Preamble hereto.
     “Purchaser’s Hotel Lessee” means a wholly owned subsidiary of Chatham Lodging Trust, a Maryland real estate investment trust, that will operate the hotel pursuant to an operating lease with the owner of the hotel (which shall be a wholly owned subsidiary of Chatham Lodging Trust, a Maryland real estate investment trust to whom the rights and obligations of the Purchaser shall be assigned in accordance with Section 10.2).
     “REA” means that certain Amended Declaration of Reciprocal Easements and Restrictions, dated as of July 30, 1999, by and among [_____________] and [_____________], and recorded in the Office of the Clerk of Westchester County on November 24, 1999 in Liber 12245 at Page 45.
     “Real Property” means the Land and the Improvements.

     “ROFR” has the meaning set forth in Article 9.
     “ROFR Property” has the meaning set forth in Article 9.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller’s Organizational Documents” means the current limited liability company agreements and certificates of formation of the Seller.
     “Study Period” means the period commencing at 9:00 a.m. on the date following the date hereof, and continuing through 5:00 p.m. on the date which is thirty (30) days thereafter.
     “Survey” means the survey prepared delineating the boundary lines of the Land, location of the Improvements, all rights of way and easements and contiguous public roads, the same prepared for the benefit of and certified to Purchaser and the Title Company. The Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner’s Title Policy. If there is a discrepancy between the description of the Land attached hereto as Exhibit B and the description of the Land as shown on the Survey, the Survey shall confirm that the separate property descriptions each identify the Property.
     “Survival Period” has the meaning set forth in the last paragraph of Article 3.
     “Tangible Personal Property” means the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on the Property or used in the operation of the Hotel and owned by the Seller.
     “Title Company” means Chicago Title Insurance Company, through its Washington, D.C. office.
     “Tray Ledger” means the final night’s room revenue of the Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.
     “Utilities” means public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     1.2 Rules of Construction.
     The following rules shall apply to the construction and interpretation of this Agreement:
          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
ARTICLE 2
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE
     2.1 Purchase and Sale. The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller’s interest in the Property for the Purchase Price, in accordance with the terms and conditions set forth herein.
     2.2 Deposit. Simultaneously with the full execution of this Agreement, the Purchaser will deposit in escrow with the Title Company the sum of One Million Fifty Thousand and No/Dollars ($1,050,000.00) as an earnest money deposit (the “Initial Deposit”). Upon the expiration of the Study Period, if the Purchaser elects to proceed with the purchase of the Property in accordance with the terms of this Agreement, the Purchaser will deposit in escrow with the Title Company an additional sum of One Million Fifty Thousand and No/Dollars ($1,050,000.00) as additional earnest money (the “Additional Deposit”, and together with the Initial Deposit, the “Deposit”). The Deposit shall be in the form of cash and shall be invested by the Title Company in an interest-bearing account reasonably acceptable to the Purchaser and the Seller. Following the expiration of the Study Period, the Deposit shall be non-refundable to the Purchaser, except in the event of a default hereunder by the Seller, failure of a condition precedent in favor of the Purchaser or termination of this Agreement pursuant to Section 2.3(d). All interest earned on the Deposit shall be paid over to the party entitled to the receipt of the Deposit under the terms of this Agreement.
     2.3 Study Period.
          (a) The Purchaser shall have the right during the Study Period (and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below) upon not less than one (1) business day prior notice to the Seller, to enter upon the Real Property and to perform, at the Purchaser’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem appropriate. If such tests, studies and investigations warrant, in the Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing and shall deposit the Additional Deposit prior to the expiration of the Study Period. If for any reason the Purchaser does not deposit the Additional Deposit prior to the expiration of the Study Period, or if the Purchaser notifies the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement shall automatically terminate, the Initial Deposit shall be returned to the Purchaser and upon return of the Initial Deposit, the Purchaser shall be released from any further liability or obligation under this Agreement, except those which expressly survive the termination of this Agreement.
          (b) On or prior to the date hereof, the Seller shall make or shall have made available to the Purchaser, its designated agents, auditors, engineers, attorneys and other designees, for inspection, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, environmental audits, books and records, financial audits, leases, contracts and other related materials, documentation or information, if any, relating to the Property (including the ownership, operation and maintenance of the Hotel) which are in, or come into, the Seller’s possession or control. In addition, the Seller shall disclose to the Purchaser all debt that may affect the Property in any manner, including mezzanine debt and unsecured debt. Notwithstanding the foregoing, the Seller shall not be obligated to deliver to the Purchaser any materials of a proprietary nature or documents that contain provisions requiring the Seller to keep such documents confidential. Purchaser acknowledges that, except as otherwise herein provided, any such materials delivered to the Purchaser pursuant to this provision shall be without warranty, representation or recourse.
          (c) The Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage or claim arising from entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser. The Purchaser understands and accepts that any on-site inspections of the Real Property shall occur at reasonable times agreed upon by the Seller and the Purchaser after not less than one (1) business day prior notice to the Seller and shall be conducted so as not to interfere with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. The Seller shall have the right to have a representative present during any such inspections. If the Purchaser desires to do any invasive testing at the Real Property, the Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by the Seller. The Purchaser shall not permit any liens to attach to the Property by reason of such inspections and shall cause any such liens to be removed, by bonding, payment or otherwise, within fifteen (15) days of notification of the filing of such lien. The Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser or the Purchaser Parties on or related to the Property. The terms of this Section 2.3(c) shall survive the termination of this Agreement.
          (d) During the Study Period, the Purchaser, at its expense, shall (i) at the Purchaser’s option, cause the Survey to be prepared and (ii) cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, shall notify the Seller of any defects in title shown by such examination or by the Survey that the Purchaser is unwilling to accept. Within five (5) business days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense. If such defects consist of deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Seller shall pay and discharge (and the Title Company is authorized to pay and discharge at Closing) such defects at or prior to Closing. If the Seller is unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Deposit. The Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser’s prior written consent. All title matters revealed by the Purchaser’s title examination or by the Survey and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections or objections to matters shown on the Survey by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.
          (e) So long as the Purchaser has ordered a Phase I environmental report or a property conditions report with respect to the Real Property (such Phase I environmental report and property conditions report being referred to herein collectively as the “Environmental and Engineering Reports”) on or prior to the seventh (7th) business day following the date hereof, then if the Purchaser has not received either or both of the Environmental and Engineering Reports prior to the date which is four (4) days prior to the expiration of the Study Period, then (i) the Purchaser shall have the right, to be exercised by written notice delivered to the Seller no later than three (3) days prior to the expiration of the Study Period, to extend the Study Period for fifteen (15) days solely in order to obtain and review whichever or both of the Environmental and Engineering Reports the Purchaser did not receive during the Study Period, (ii) the Study Period shall not be deemed extended as to any other action required to be taken during the Study Period, and (iii) the Purchaser shall be deemed to have elected to proceed to the Closing as set forth in Section 2.3(a) hereof unless either of the Environmental and Engineering Reports not received prior to the originally scheduled end of the Study Period shall disclose problems with the Property that would reasonably cause the Purchaser not to proceed to the Closing and the Purchaser shall notify the Seller thereof (which notice shall specify the applicable problem(s) and shall include a copy of the applicable report(s)) by the end of such fifteen (15) day period.
          (f) The Purchaser shall timely apply for and use commercially reasonable efforts to obtain the consent of the Licensor for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party prior to the expiration of the Study Period, and shall pay all costs and expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses.
          (g) The Seller shall use commercially reasonable efforts to obtain written consent from the lessor under the Air Rights Lease that the escrow obligation required by Section 8.4 of the Air Rights Lease may be satisfied by the posting of a bond rather than the deposit of a cash escrow. Such consent by the lessor under the Air Rights Lease may be in any form reasonably sufficient to evidence the lessor’s agreement to such arrangement. The Seller shall not be obligated to incur any costs or expense in connection with such efforts, and shall not have any liability hereunder in the event it is unable to obtain such consent.

     2.4 Payment of Purchase Price. The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article 6, in cash or by confirmed wire transfer of immediately available federal funds to the account of the Title Company, to be disbursed to the Seller or other applicable parties at Closing.
ARTICLE 3
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Purchaser to enter into this Agreement and to purchase the Property, the Seller hereby makes the following representations, warranties and covenants, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     3.1 Organization and Power. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.
     3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property to be sold hereunder by the Seller or whose consent is required in connection with the Seller’s performance of its obligations hereunder (which consent has not been obtained) other than the City of New Rochelle as landlord under the Air Rights Lease.
     3.3 Noncontravention. Subject to any consent to the assignment of the Air Rights Lease or any particular Operative Agreement required by the terms thereof or by applicable laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller’s Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller. There are no outstanding agreements (written or oral) pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.
     3.4 No Special Taxes. The Seller has no Knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property to be sold hereunder by the Seller or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.
     3.5 Compliance with Existing Laws. To the Seller’s Knowledge, the Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. The Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the

Seller has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Seller has no Knowledge, nor has it received notice within the past three (3) years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.
     3.6 Operative Agreements. The Seller will not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operative Agreements, unless (a) any such agreement or modification will not bind the Purchaser or the Property after the date of Closing or (b) the Seller has obtained the Purchaser’s prior written consent to such agreement or modification. All of the Operative Agreements in force and effect as of the date hereof are listed on Exhibit D attached hereto. A true, correct and complete copy of each of the Operative Agreements has been delivered by the Seller to the Purchaser, each of the Operative Agreements is in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default under nay Operative Agreement.
     3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser. A complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit E.
     3.8 Insurance. To the Seller’s Knowledge, all of the Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof), if due before Closing, shall be paid by the Seller on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
     3.9 Condemnation Proceedings; Roadways. Seller has no Knowledge of any notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.
     3.10 Litigation. Seller has no Knowledge of any action, suit or proceeding pending or threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein, (d) the subject matter of which concerns any past or present employee of the Seller or (e) could otherwise materially adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     3.11 Labor Disputes and Agreements. Seller has no employees. Seller has no Knowledge of any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Seller is not a party to any employment contracts or agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any new employment contracts or agreements or hire any new employees except with the prior written consent of the Purchaser. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller’s managing agent unless the Purchaser elects to hire that employee. The Purchaser shall not have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or their or its employees.
     3.12 Financial Information. To the best of Seller’s Knowledge, all of the Seller’s financial information delivered to the Purchaser or made available to the Purchaser for review, including, without limitation, all books and records and financial statements (“Financial Information”) is correct and complete in all respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in the Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.
     3.13 Operation of Property. The Seller covenants that between the date hereof and the date of Closing it will (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller’s prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and partners and preserve its relationships with suppliers and others having business dealings with it, and (d) comply with and perform all of the duties and obligations of the Seller under the Franchise Agreement. The Seller shall continue to use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. All advance room bookings and reservations and all meetings and function bookings shall continue to be booked at rates, prices and charges heretofore customarily charged by the Seller for such purposes, and in accordance with the Seller’s published rate schedules. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchaser’s ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which the Seller has operational control, or (iii) would cause any of the representations and warranties contained in this Article 3 to be untrue as of Closing. Seller shall deliver to the Purchaser weekly reports showing the income and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Seller customarily keeps internally for its own use.
     3.14 Personal Property. All of the Tangible Personal Property, Intangible Personal Property and Inventory being conveyed by the Seller to the Purchaser or to the Purchaser’s managing agent, lessee or designee, are free and clear of all liens, leases and other encumbrances, other than certain equipment leases for water coolers, postal machines and copiers, and will be so on the date of Closing and the Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.
     3.15 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller.
     3.16 Brokers. The Seller has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein. The Seller agrees to indemnify, defend and hold harmless the Seller, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees by or through the Seller. The obligations of the Seller under this Section 3.16 shall survive the Closing or the termination of this Agreement.
     3.17 Hazardous Substances. The Seller has no Knowledge:
          (a) of the presence of any “Hazardous Substances” (as defined below) on the Property, or any portion thereof, which are not be used in accordance with applicable environmental regulations or,
          (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or
          (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Seller has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either:
          (1) potentially injurious to the public health, safety or welfare, the environment or the Property,

          (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Environmental Authority, or
          (3) a basis for liability of the owner of the Property to any Environmental Authority or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos.
     3.18 Franchise Agreement. To the Seller’s Knowledge, the franchise agreement with respect to the Hotel (the “Franchise Agreement”) is valid and in full force and effect, and Seller is not in default with respect thereto (with or without the giving of any required notice and/or lapse of time).
     3.19 Independent Audit. The Seller shall provide access by Purchaser’s representatives to all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. The Seller shall also provide to Purchaser’s representatives a signed representative letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. In no event shall the Purchaser have any claim against the Seller with respect to the information provided by the Seller to the Purchaser pursuant to this Section 3.19. The Purchaser shall commence an audit of the Property no later than five (5) business days following the date hereof. This Section 3.19 shall survive for two (2) years after the Closing Date.
     3.20 Bulk Sale Compliance. The Seller shall indemnify Purchaser against any claim, loss or liability arising under bulk sales laws in connection with the transaction contemplated herein.
     3.21 Liquor License. To Seller’s Knowledge, the liquor license for the Hotel (and any restaurant located therein) is in full force and effect and validly licensed to the person(s) required to be licensed under the law of the State in which the Hotel is located.
     3.22 Property Taxes. The Seller shall use its best efforts to cooperate with the Purchaser to cause a reduction in real property taxes of approximately Two Hundred Thousand and No/100 Dollars ($200,000.00) per year. This obligation shall survive the Closing. Purchaser shall reimburse Seller for all third party, out-of-pocket costs and expenses incurred by Seller in connection with such property tax reduction within fifteen (15) days of receipt by Purchaser of Seller’s invoice therefore. The obligation of Purchaser to reimburse Seller for such costs shall survive the Closing.
     3.23 Extension of Air Rights Lease. All conditions set forth in Section 22.18 of the Air Rights Lease required to cause the extension of the term of the Air Rights Lease through December 1, 2104 have been satisfied, including payment by the tenant under the Air Rights Lease to the landlord under the Air Rights Lease of the extension fee in the amount of Seventy-Five Thousand and No/100 Dollars ($75,000.00).

     3.24 Money Laundering. The Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
     The representations and warranties in this Article 3 shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that the Purchaser may have during the Survival Period against the Seller for any breach of the representations and warranties contained in this Article 3 will not be valid or effective, and the Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed Fifty Thousand and No/Dollars ($50,000.00). Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed two and one-half percent (2.5%) of the Purchase Price in the aggregate. In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article 3, and such materially inaccuracy is not promptly corrected or resolved by Seller following notice from Purchaser, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement, whereupon Deposit shall be refunded to Purchaser and Purchaser shall be entitled to receive reimbursement from Seller for Purchaser’s out of pocket expenses actually incurred in connection with the transaction contemplated by this Agreement, not to exceed One Hundred Thousand and No/Dollars ($100,000.00), and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article 3, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this Article 3 shall survive the Closing.

ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     4.1 Organization and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all trust powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder. Prior to Closing the Purchaser, or if this agreement is assigned to an affiliate of the Purchase, such assignee, will be authorized to transact business in the State of New York.
     4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Purchaser and is enforceable in accordance with its terms. There is no other person or entity whose consent is required in connection with the Purchaser’s performance of its obligations hereunder (which consent has not been obtained).
     4.3 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser’s declaration of trust or other trust document or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
     4.4 Litigation. There is no action, suit or proceeding, pending or known by the Purchaser to be threatened against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein or (d) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.
     4.6 No Brokers. Other than CB Richard Ellis Hotels (the “Broker”), the Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. The Purchaser shall pay any commission due the Broker pursuant to a separate agreement with the Broker. The Purchaser agrees to indemnify, defend and hold harmless the Seller, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees by or through the Purchaser. The obligations of the Purchaser under this Section 4.6 shall survive the Closing or the termination of this Agreement.
     4.7 Money Laundering. The Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).
     4.8 AS IS, WHERE IS. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT.
ARTICLE 5
CONDITIONS AND ADDITIONAL COVENANTS
     5.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:

          (a) Seller’s Deliveries. The Seller shall have delivered to the Title Company or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.2.
          (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Property since the date hereof, the Seller shall have performed all of the covenants and other obligations under this Agreement applicable to the Seller and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in at least the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Seller shall not have diminished the Inventory (except as may be diminished in the normal course of business). The Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.
          (d) Landlord Estoppel. The Purchaser shall have received an estoppel from the lessor under the Air Rights Lease confirming the commencement and expiration dates of the Air Rights Lease, the rent payable thereunder, that no defaults exist on the part of lessor or lessee, and such other reasonable matters as are customarily given in transactions similar to the purchase and sale contemplated by this Agreement.
          (e) Licensor Consent. The Licensor shall have consented to the sale of the Property, and the Purchaser and the Licensor shall have arranged for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party. The Purchaser will use commercially reasonable efforts to obtain such assignment or new franchise agreement and shall pay all costs and expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses.
          (f) Property Improvement Plan. As soon as possible following the date hereof, the Seller shall arrange for the inspection and creation of a Property Improvement Plan (“PIP”) by the Licensor, and the Seller shall endeavor to have such PIP prepared as promptly as possible. The Seller shall notify the Purchaser of any inspections to be made in connection with the preparation of a PIP promptly after the Seller receives notice thereof from the Licensor. The Seller shall request that the Licensor permit the Purchaser to attend any such inspections, and, to the extent permitted by the Licensor, the Purchaser shall have the right to attend such inspections; provided that the Purchaser shall not have the right to modifying the timing or schedules for any such inspections. The Purchaser shall be responsible for the costs to complete the work identified in the PIP in an amount not to exceed One Million and No/100 Dollars ($1,000,000.00). The Purchaser shall notify the Seller if the costs to complete the work identified in the PIP exceed One Million and No/100 Dollars ($1,000,000.00), as reasonably determined by the Purchaser and presented to the Seller in a budget. Within two (2) business days following receipt of such notice from the Purchaser, the Seller shall notify the Purchaser whether the Seller will (i) credit such costs in excess of One Million and No/100 Dollars ($1,000,000.00) against the Purchase Price at Closing; in which case the parties shall proceed to Closing in accordance with this Agreement or (ii) not credit such costs against the Purchase Price at Closing. If the Seller elects not to credit such costs against the Purchase Price at Closing, the Purchaser may either pay such costs and proceed to Closing, or, within five (5) business days of receipt of Seller’s notice of its election to credit or not credit such costs, terminate this Agreement, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligation to the other hereunder.
          (g) Management Agreement. The Seller shall, effective on or before the date of Closing, effect the termination of the Management Agreement and pay all costs incurred in connection therewith. The Seller shall indemnify and hold the Purchaser harmless from any claims or liability relating to the Management Agreement.
          (h) Air Rights Lease. The Seller shall have delivered to the Purchaser a written statement from the lessor under the Air Rights Lease acknowledging the commencement and termination dates of the Air Rights Lease, that there is no material default except as otherwise noted in such written statement, that the Air Rights Lease is in full force and effect except as otherwise noted in such written statement, and that the Air Rights Lease has not been modified (or if it has, stating such modification). To the extent required under the Air Rights Lease, the lessor under the Air Rights Lease shall have consented to the sale of the Property, and the Seller, the Purchaser and the lessor under the Air Rights Lease shall have arranged, at the Seller’s cost and expense, for the assignment and assumption of the Air Rights Lease.
          (i) REA. The Seller shall have delivered to the Purchaser a written statement from the counterparty under the REA acknowledging the commencement and termination dates of the REA, that there is no material default except as otherwise noted in such written statement, that the REA is in full force and effect except as otherwise noted in such written statement, and that the REA has not been modified (or if it has, stating such modification). To the extent required by the REA, the counterparty under the REA shall have consented to the sale of the Property, and the Seller, the Purchaser and the counterparty under the REA shall have arranged, at the Seller’s cost and expense, for the assignment and assumption of the REA.
          (j) Credit for Air Rights Lease Reserve. At Closing, the Seller shall credit Two Hundred Thousand and No/100 Dollars ($200,000.00) towards the Purchase Price in connection with the requirement under Section 8.4 of the Air Rights Lease to establish a reserve account for the purpose of waterproofing the Top Deck (as defined in the Air Rights Lease) and for maintenance and repair of storm water diversion systems.
     5.2 Conditions to Seller’s Obligations. The Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser with the following covenants:

          (a) Purchaser’s Deliveries. The Purchaser shall have delivered to the Title Company or the Seller, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.3.
          (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Property since the date hereof, the Purchaser shall have performed all of the covenants and other obligations under this Agreement applicable to the Purchaser and the Purchaser shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Franchise Agreement. The Licensor shall have consented to the sale of the Property, and the Purchaser, the Seller and the Licensor shall have arranged for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party. The Seller, its manager and, if applicable, any guarantor, and each of their respective affiliates, shall have been released from all future duties, liabilities and obligations under the Franchise Agreement and any guarantee(s) thereof, in such form and to such an extent that the Licensor customarily provides, if any. In the event that the Franchise Agreement is assumed by the Purchaser and reserves deposited by the Seller with the Licensor under the Franchise Agreement for furniture, fixtures and equipment are not returned to the Seller, the Seller shall receive a credit at Closing in the amount of such reserves, which are currently estimated to be approximately Two Hundred Eighty-Eight Thousand and No/100 ($288,000.00).
ARTICLE 6
CLOSING
     6.1 Closing. Closing shall be conducted through the Title Company or in another manner at a location that is mutually acceptable to the parties, on or before the date that is fifteen (15) days following the expiration of the Study Period, as it may be extended pursuant to Section 2.3(e). The date of Closing shall be mutually agreed by the Purchaser and the Seller at least seven (7) days in advance of such date. Possession of the Property shall be delivered to the Purchaser at the Closing, subject only to Permitted Title Exceptions and guests of the Hotel.
     6.2 Seller’s Deliveries. At Closing, the Seller shall deliver to Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the date of Closing:
          (a) The certificate required by Section 5.1(b);
          (b) The Deed;
          (c) The Bill of Sale (Inventory);
          (d) The Bill of Sale (Personal Property);
          (e) The Assignment and Assumption Agreement (Operative Agreements);

          (f) The Assignment and Assumption of Air Rights Lease;
          (g) The Assignment and Assumption of REA;
          (h) Certificate(s)/Registration of Title for any vehicle owned by the Seller and used in connection with the Property;
          (i) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy with affirmative coverage over mechanics’ and materialmen’s liens;
          (j) The FIRPTA Certificate;
          (k) True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof;
          (l) Copies of certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate governmental authority, unless provided by the Title Company in its title report.;
          (m) Such proof as the Purchaser may reasonably require with respect to Seller’s compliance with the bulk sales laws or similar statutes;
          (n) A written instrument executed by the Seller, conveying and transferring to the Purchaser all of the Seller’s right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, conveying to the Purchaser all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operations and communications;
          (o) All current real estate and personal property tax bills in the Seller’s possession or that Seller may reasonably obtain;
          (p) A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information;
          (q) A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard;
          (r) A list of the Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller;
          (s) Written notice executed by the Seller notifying all interested parties, including all tenants under any leases of the Property, but excluding hotel guests, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser;
          (t) All keys for the Property;

          (u) All books, records, operating reports, appraisal reports, files and other materials in the Seller’s possession or control which are necessary in the Purchasers discretion to maintain continuity of operation of the Property;
          (v) An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements;
          (w) To the extent not previously delivered to Purchaser, complete set of “as-built” drawings for the Improvements, if any in Seller’s possession; and
          (x) Any other document or instrument reasonably requested by the Purchaser or required hereby.
     6.3 Purchaser’s Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following:
          (a) The certificate required by Section 5.2(b);
          (b) The portion of the Purchase Price described in Section 2.4(b);
          (c) The Bill of Sale (Inventory);
          (d) The Bill of Sale (Personal Property);
          (e) The Assignment and Assumption Agreement (Operative Agreements);
          (f) The Assignment and Assumption of Air Rights Lease;
          (g) The Assignment and Assumption of REA; and
          (h) Any other document or instrument reasonably requested by the Seller, the Title Company or required hereby.
     6.4 Closing Costs. All closing costs and expenses will be allocated between the Purchaser and the Seller in accordance with the customary practice in the county in which a Property is located, except as allocated specifically between the Purchaser and the Seller below. The Seller and the Purchaser shall each be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.
          (a) Purchaser Costs. The Purchaser shall pay for: (i) all costs and expenses associated with the inspection and due diligence of the Property (including, but not limited to, preparation of the Survey), (ii) all costs associated with the assignment of the Franchise Agreement or the termination of the Franchise Agreement and issuance of a new franchise agreement to which the Purchaser is a party, (iii) the Purchaser’s title insurance policy, (iv) all state and other recordation taxes, and (v) one-half of the fee charged by the Title Company to serve as escrow agent hereunder.

          (b) Seller Costs. The Seller shall pay for: (i) the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments, (ii) all transfer taxes, and (iii) one-half of the fee charged by the Title Company to serve as escrow agent hereunder.
     6.5 Income and Expense Allocations.
          (a) All income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:
          (i) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts;
          (ii) Real estate and personal property taxes;
          (iii) Amounts under Operative Agreements to be assigned to and assumed by Purchaser or Purchaser’s Hotel Lessee;
          (iv) Utility charges (including but not limited to charges for water, sewer and electricity);
          (v) License and permit fees, where transferable;
          (vi) Value of fuel stored on the Property at the price paid for such fuel by the Seller, including any taxes;
          (vii) All prepaid reservations and contracts for rooms confirmed by the Seller prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor; and
          (viii) The Tray Ledger.
          (b) The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. At Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, all petty cash funds located at the Property.
          (c) The Seller shall be required to pay all sales taxes and similar impositions through the date of Closing.
          (d) The Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Seller, but if the Purchaser collects same, the Purchaser will promptly remit to the Seller such amounts in the form received. The

Seller may attempt to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Seller directly from the party obligated for such accounts, provided that the Seller shall not make any representations relating to or on behalf of the Purchaser in connection with such efforts. The Purchaser shall reasonably cooperate with the Seller to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Seller, provided that the Purchaser shall have no obligation to file suit to collect any such amounts on behalf of the Seller.
          (e) If accurate allocations of any item cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Seller or the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.
ARTICLE 7
CONDEMNATION; RISK OF LOSS
     7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If all or any part of the Real which would materially interfere with the operation or use of any Hotel is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.
     7.2 Risk of Loss. In the event of any fire or other casualty affecting the Property, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If any such loss or damage occurs prior to Closing and is in excess of Two Million and No/Dollars ($2,000,000.00) or would require more than ninety (90) days to repair, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing and shall pay to Purchaser the amount of any deductible, under applicable insurance policies.
ARTICLE 8
LIABILITY OF PURCHASER; LIABILITY OF SELLER;
TERMINATION RIGHTS
     8.1 Liability of Purchaser and Seller. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing. The Seller shall not be responsible for any obligation of the Purchaser or any liability for claims arising out of any occurrence on or after Closing.
     8.2 Indemnification by Seller. Subject to the limitation set forth in Section 10.11, the Seller hereby indemnifies and holds the Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees), that may at any time be incurred by the Purchaser, whether before or after Closing, as a result of any breach by the Seller of any of the Seller’s representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Seller pursuant hereto.
     8.3 Termination by Purchaser. If the Seller defaults in performing any of its obligations under this Agreement (including its obligation to sell the Property), and the Seller fails to cure any such matter within ten (10) business days after notice thereof from the Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement, in which event the Deposit shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately (except those which expressly survive the termination of this Agreement), (b) to waive its right to terminate and, instead, to proceed to Closing, or (c) seek specific performance of this Agreement.
     8.4 Termination by Seller. If the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten (10) business days after notice thereof from the Seller, then the Seller’s sole remedy for such default shall be to terminate this Agreement and retain the Deposit. The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller’s sole remedy.
ARTICLE 9
RIGHT OF FIRST REFUSAL
     As a material inducement to the Purchaser’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby, Cappelli Hotels, LLC (“Cappelli”), on behalf of itself and its affiliates, hereby unconditionally and irrevocably grants to the Purchaser a right of first refusal (“ROFR”) to purchase any and all “Premium Branded Select Service” hotels owned by Cappelli or any of its affiliates now or in the future (each, a “ROFR Property”) at the same price and on the same terms and conditions as those offered to any prospective purchasers of any ROFR Property. ROFR Properties shall in each case be unencumbered by management agreements and shall include (a) planned development projects that include hotels, and (b) hotel projects that are or will be merchant-built by the Seller under the brands Courtyard by Marriott, Residence Inn by Marriott, SpringHill Suites by Marriott, Homewood Suites by Hilton, Hampton Inn or Hampton Inn & Suites by Hilton, Hilton Garden Inn, Hyatt Place, Hyatt Summerfield Suites, Aloft by Starwood and Element by Starwood. Notwithstanding the foregoing, in no event shall the ROFR Properties be deemed to include the Ritz-Carlton Hotel in White Plains, New York. Prior to the sale of any ROFR Property, Cappelli must deliver a written notice to the Purchaser not later than forty-five (45) days prior to the consummation of such proposed sale. Such notice shall contain the material terms and conditions of the proposed sale and the identity of the prospective purchaser. To exercise the ROFR, the Purchaser must deliver written notice of its intent to purchase the subject ROFR Property to Cappelli within fifteen (15) days after its receipt of the notice from Cappelli of the proposed sale. The terms and conditions of any sale of a ROFR Property to the Purchaser following the exercise of the ROFR shall be memorialized in and governed by a written purchase and sale agreement with customary terms and provisions for such a transaction. This Article 9 shall survive the Closing for a period of ten (10) years and shall not merge into any Deed or any other document or instrument executed and delivered in connection herewith.
ARTICLE 10
MISCELLANEOUS PROVISIONS
     10.1 Completeness; Modification. This agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
     10.2 Assignments. The Purchaser may assign its rights hereunder without the consent of the Seller to any party under common control of the Purchaser.
     10.3 Successors and Assigns. This Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective successors and permitted assigns.
     10.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first (1st) business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     10.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
     10.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. PDF or facsimile transmissions of signed copies of this Agreement shall be deemed originals.
     10.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     10.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.
     10.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller or Cappelli:
New Roc Hotels, LLC
c/o Cappelli Enterprises, Inc.
115 Stevens Avenue
Valhalla, New York 10595
Attn: Louis R. Cappelli

with a copy to:	DelBello Donnellan Weingarten
Wise & Wiederkehr, LLP
One North Lexington Avenue
White Plains, New York 10601
Attn: Alfred E. Donnellan, Esq.

If to the Purchaser:	Chatham Lodging Trust
50 Cocoanut Row
Suite 200
Palm Beach, Florida 33480
Attn: Jeffrey H. Fisher
Fax: (561) 650-0571

with a copy to:	Hunton & Williams
1900 K Street, N.W.
Washington, D.C. 20006
Attn: John M. Ratino, Esq.
Fax: (202) 778-2201

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in the manner described in this Section 10.9.
     10.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.
     10.11 Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive for a period of one (1) year following Closing and shall not merge into any Deed or any other document or instrument executed and delivered in connection herewith.
     10.12 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein. This Section 10.12 shall survive the Closing.
     10.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     10.14 Time of Essence. Time is of the essence with respect to every provision hereof.
     10.15 Confidentiality. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either the Purchaser or the Seller, to any third (3rd) party other than: (a) as may be required by law or regulation or to comply with the filing requirements of any applicable legislation or rule; or (b) any counsel, consultant, or agent assisting the Seller with the sale of the Property and any counsel, consultant, or agent assisting the Purchaser with the purchase of the Property; or (c) by Purchaser in any filing with the U.S. Securities and Exchange Commission. If the Purchaser does not proceed with the purchase of the Property, following written request by the Seller, the Purchaser shall return to the Seller all materials and information furnished to the Purchaser by the Seller or the Seller’s agents in connection with the Purchaser’s review of the Property, together with copies of all third party reports relating to the Property that the Purchaser has had prepared (other than work product, proprietary or confidential materials). The Purchaser acknowledges that the Seller may solicit additional offers for the purchase of the Property in the event that the Purchaser is unwilling or unable to consummate the Closing.
     10.16 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Seller and the Purchaser only and are not for the benefit of any third (3rd) party, and accordingly, no third (3rd) party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

     10.17 Waiver of Jury Trial. The Seller and the Purchaser each hereby waive any right to jury trial in connection with the enforcement by the Purchaser, or the Seller, of any of their respective rights and remedies hereunder.
     10.18 Title Company.
          (a) The Title Company, in its capacity as escrow agent hereunder, agrees to hold the Deposit in accordance with the terms hereof and to comply with additional written instructions from the parties, to the extent that such instructions are not in conflict.
          (b) If the Title Company is uncertain for any reason whatsoever as to its duties or rights hereunder, the Title Company shall continue to hold the Deposit until the Title Company receives a written agreement of both parties with respect to disposition of the Deposit, in which event Title Company shall distribute the Deposit in accordance with such agreement; or in the event of litigation between or among the parties, the Title Company shall continue to hold the Deposit until such time as the parties resolve their dispute or such dispute is resolved by judicial or other proceedings.
          (c) Acceptance by the Title Company of its duties under this Agreement is subject to the following terms and conditions:
          (i) The duties and obligations of the Title Company shall be determined solely by the provisions of this Agreement and any written instruction from the parties consistent with this Agreement that are not in conflict, and the Title Company shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement or such instructions;
          (ii) The Seller and the Purchaser will jointly and severally reimburse and indemnify the Title Company for, and hold it harmless against any loss, liability or expense, including but not limited to reasonable attorneys’ fees, incurred without bad faith, negligence or willful misconduct on the part of the Title Company, arising out of or in connection with any dispute or conflicting claim by the Seller or the Purchaser under this Agreement, as well as the costs and expense of defending against any claim or liability arising out of or relating to this Agreement except where such claim or liability arises from the bad faith, negligence or willful misconduct on the part of the Title Company; as between the Seller (on the one hand) and the Purchaser (on the other hand) their obligations under this subsection 10.18(c)(ii) shall be shared equally;
          (iii) The Title Company shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Title Company in good faith believes to be genuine and to have been signed or presented by the proper party or parties;
          (iv) The Title Company may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel;

          (v) The Title Company may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to each of the Purchaser and the Seller specifying a date, not less than thirty (30) days after the date of such notice, when such resignation will take effect. Upon the effective date of such resignation, the Title Company shall deliver the funds held in escrow to such person or persons as the Purchaser and the Seller shall in writing jointly direct, and upon such delivery the Title Company shall be relieved of all duties and liabilities thereafter accruing under this Agreement. The Purchaser and the Seller shall have the right at any time upon joint action to substitute a new Title Company by giving notice thereof to the Title Company then acting;
          (vi) Nothing contained in this Agreement shall in any way affect the right of the Title Company to have at any time a judicial settlement of its accounts as Title Company under this Agreement;
          (vii) All disbursements by Title Company shall be made by bank wire transfer of immediately available funds to the account or accounts of the receiving party or its designees, as such party may direct;
          (viii) The Title Company shall, at the Closing, deliver by overnight express delivery (or hold for personal pickup, if requested), each non-recorded document received hereunder by Title Company to the payee or person acquiring rights under said document or for whose benefit said document was acquired; and
          (ix) The Title Company shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges, and (ii) to Purchaser, or order, any excess funds theretofore delivered to Title Company by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.
     10.19 Prevailing Party. If either party institutes a legal action against the other arising out of this Agreement or any default hereunder, the party who does not substantially prevail such action will reimburse the other party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys’ fees and disbursements and court costs. The obligations under this Section 10.19 shall survive the termination of this Agreement.
     10.20 No Recording. The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded. The filing of this Agreement with any court in connection with any litigation hereunder shall not be deemed a breach of this Section 10.20. The provisions of this Section 10.20 shall survive the termination of this Agreement.
     10.21 No Continued Marketing of the Hotel for Sale. The Seller shall not solicit, negotiate, execute or otherwise pursue offers for the purchase and sale of the Property with any party, other than the Purchaser, during the term of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLER: NEW ROC HOTELS, LLC, a New York limited liability company By: Cappelli Hotels, LLC, Its Managing member
By:	/s/ Louis R. Capelli
Name:	Louis R. Cappelli
Title:	Managing Member

PURCHASER: Chatham Lodging Trust, a Maryland real estate investment trust
By:	/s/ Peter Willis
Name:	Peter Willis
Title:	Executive Vice President

     Cappelli executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Article 9 of this Agreement.

CAPPELLI: CAPPELLI HOTELS, LLC, A NEW YORK LIMITED LIABILITY COMPANY
By:	/s/ Louis R. Capelli
Name:	Louis R. Cappelli
Title:	Managing Member

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[Purchase and Sale Agreement Signature Page]

     Title Company executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Title Company and the holding and disbursement of the Deposit.

TITLE COMPANY:
By:	/s/ Angela Ruiz
Name:	Angela Ruiz
Title:	AVP & Escrow Officer

[Purchase and Sale Agreement Signature Page]

EXHIBIT A
SELLER AND PROPERTY

Seller	Site Name	Location
NEW ROC HOTELS, LLC, a New York limited liability company	Residence Inn New Rochelle	35 Lecount Place New Rochelle, NY 10801
Exhibit A

EXHIBIT B
LEGAL DESCRIPTION OF LAND
(to be added prior to the expiration of the Study Period)
Exhibit B

EXHIBIT C
INSURANCE POLICIES
(to be added prior to the expiration of the Study Period)
Exhibit C

EXHIBIT D
OPERATIVE AGREEMENTS
(to be added prior to the expiration of the Study Period)
Exhibit D

EXHIBIT E
EXISTING WARRANTIES AND GUARANTIES
(to be added prior to the expiration of the Study Period)
Exhibit U

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT (OPERATIVE
AGREEMENTS)
ASSIGNMENT AND ASSUMPTION OF AGREEMENTS
     This ASSIGNMENT AND ASSUMPTION OF AGREEMENTS (this “Assignment”) is made as of [________], 2010 between NEW ROC HOTELS, LLC, a New York limited liability company (“Assignor”), and [___________________], a Delaware limited liability company (“Assignee”).
     WHEREAS, Assignor is a party to certain operative agreements (collectively, the “Contracts”) described on Exhibit A annexed hereto, affecting certain real property located in New Rochelle, New York (the “Property”); and
     WHEREAS, simultaneously herewith, Assignor has conveyed the Property to [Assignee’s affiliate, ______________________];
     NOW, THEREFORE, in consideration of the Property and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee do hereby agree as follows:
     1. Assignor does hereby assign to Assignee all of its right, title and interest in and to the Contracts.
     2. Assignee hereby assumes from Assignor and agrees to be bound by the terms, covenants and conditions of the Contracts from and after the date hereof.
     3. Assignor hereby indemnifies and holds Assignee harmless from and against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of or pertaining to the period prior to date hereof with respect to the Contracts.
     4. Assignee hereby indemnifies and holds Assignor harmless from and against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of or pertaining to the period from and after the date hereof with respect to the Contracts.
     5. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Exhibit F

     6. This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
     7. To facilitate execution, this Assignment may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.
Exhibit F

     IN WITNESS WHEREOF, this Assignment has been entered into as of the date first above written.

ASSIGNOR: NEW ROC HOTELS, LLC, a New York limited liability company By: Cappelli Hotels, LLC, Its Managing Member
By:
Louis R. Cappelli, Managing Member

ASSIGNEE: [________________________]
By:
Name:	Jeffrey H. Fisher
Title:	President

Exhibit G

EXHIBIT A
TO
ASSIGNMENT AND ASSUMPTION OF AGREEMENTS
Contracts
Exhibit G

EXHIBIT G
FORM OF BILL OF SALE (INVENTORY)
BILL OF SALE (INVENTORY)
     KNOW ALL MEN BY THESE PRESENTS that NEW ROC HOTELS, LLC, a New York limited liability company (“Seller”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by [___________________], a Delaware limited liability company (“Purchaser’s Hotel Lessee”), does hereby sell, grant, assign, convey and transfer over to Purchaser’s Hotel Lessee all of Seller’s right, title and interest in and to all inventory located at the New Rochelle Residence Inn located in New Rochelle, New York and owned by the Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.
Dated: ________________

SELLER: NEW ROC HOTELS, LLC, a New York limited liability company By: Cappelli Hotels, LLC, Its Managing Member
By:
Louis R. Cappelli, Managing Member

Exhibit H

EXHIBIT H
FORM OF BILL OF SALE (PERSONAL PROPERTY)
BILL OF SALE (PERSONAL PROPERTY)
     KNOW ALL MEN BY THESE PRESENTS that NEW ROC HOTELS, LLC, a New York limited liability company (together, “Seller”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by [___________________], a Delaware limited liability company (“Purchaser”), does hereby sell, grant, assign, convey and transfer over to Purchaser, to the extent assignable, all of Seller’s right, title and interest in and to the Intangible Personal Property and the Tangible Personal Property, as such terms are defined in that certain Agreement of Purchase and Sale dated as of July [___], 2010 between Seller and Purchaser made with respect to the New Rochelle Residence Inn located in New Rochelle, New York.
Dated: ________________

SELLER: NEW ROC HOTELS, LLC, a New York limited liability company By: Cappelli Hotels, LLC, Its Managing Member
By:
Louis R. Cappelli, Managing Member

Exhibit H

EXHIBIT I
FORM OF DEED
   BARGAIN AND SALE DEED WITH COVENANTS AGAINST GRANTOR’S ACTS
NEW ROC HOTELS, LLC,
a New York limited liability company
TO
[_____________________________],
a Delaware limited liability company
ADDRESS:
BLOCK:
LOT:
COUNTY:
RETURN BY MAIL TO:
[________________________]
[________________________]
[________________________]
[________________________]
Exhibit H

BARGAIN AND SALE DEED WITH COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, made as of this ____ day of _____________, 2010
BETWEEN NEW ROC HOTELS, LLC, a New York limited liability company having an address at c/o Cappelli Enterprises, Inc., 115 Stevens Avenue, Valhalla, New York 10595, party of the first part, and ______________, a Delaware limited liability company having an address at 50 Cocoanut Row, Suite 200, Palm Beach, Florida 33480, party of the second part,
WITNESSETH, that the party of the first part, in consideration of Ten ($10.00) Dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second party forever,
ALL of the buildings and improvements erected on that certain plot, piece or parcel of land, situate, lying and being in New Rochelle, County of Westchester, State of New York, more particularly described on Exhibit A attached hereto and hereby made part hereof.
TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;
TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.
AND the party of the first part covenants that the party of the first part has not done or suffered anything whereby the said premises has been encumbered in any way whatever, except as aforesaid.
AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.
Signature Page Follows
Exhibit H

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

NEW ROC HOTELS, LLC By: Cappelli Hotels, LLC, Its Managing Member
By:
Name:	Louis R. Cappelli
Title:	Managing Member

STATE OF NEW YORK	)
) ss.:
COUNTY OF WESTCHESTER	)
On the _____ day of _______ in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Louis R. Cappelli, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking
acknowledgement

Exhibit H

Exhibit A to Bargain and Sale Deed
Legal Description
Exhibit H